EXHIBIT 99.2

Mayer Brown LLP
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Charles S. Kelley
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ckelley@mayerbrown.com

July 7, 2008
BY HAND DELIVERY
Hon. Burton R. Lifland United States Bankruptcy Court The Alexander Hamilton Customs House One Bowling Green New York, New York 10004-1408
Re:Calpine Corp. v. Rosetta Resources, Inc., Adversary No. 07-01760

Dear Judge Lifland:

On behalf of Rosetta Resources Inc. (“Rosetta”) in the above referenced adversary proceeding, we write pursuant to Local Rule 7056-1 to request a Court conference prior to Rosetta’s filing of its Motion for Summary Judgment in this matter.

Rosetta intends to move for summary judgment on the grounds that Calpine’s claims are legally barred because the undisputed facts as to the structure of the transaction establish that Calpine Corporation, the lone plaintiff, has no claims against Rosetta, the lone defendant.  Specifically, there are three legal bases on which the claims asserted by Calpine Corporation in this proceeding fail as a matter of law.

First, as evidenced by the transaction documents, by the conveyance instruments executed pursuant to those documents, and by Calpine’s designated Rule 30(b)(6) witness on topics concerning the transaction, Calpine Corporation never conveyed any assets to Rosetta.  Those leases and other properties that Calpine Corp. had held directly were transferred by it to remote subsidiaries (and Calpine received equivalent value in exchange for such properties in the form of the resulting increased value of its direct, wholly-owned subsidiary Calpine Gas Holdings, LLC (“CGH”)).  Calpine Fuels Corporation (another wholly owned Calpine Corporation subsidiary (“Calpine Fuels”) and CGH then conveyed their respective 100% equity interest in the entities holding the then-existing oil and gas business and operations to Rosetta and were defined in the Purchase and Sale Agreement (“PSA”) as the “Sellers.”  The transaction was carefully structured by Calpine’s outside professionals to achieve a “step-up in basis” for tax purposes.  Because Calpine Corporation never held or directly owned the equity interests of the subsidiaries being conveyed, it was not (and could not be) one of the entities that transferred these equity interests to Rosetta and was not included as one of the “Sellers” in the PSA.  In its complaint, Calpine Corporation does not allege any facts or advance any legal theory that would allow it to avoid transfers that indisputably were made by its subsidiaries.

Mayer Brown LLP operates in combination with our associated English limited liability partnership.

Mayer Brown LLP

Hon. Burton R. Lifland
July 7, 2008

Second, to the extent Calpine Corporation owned or held any assets that were part of the oil and gas business, none of those assets were conveyed to or held by Rosetta Resources Inc., the lone defendant.  As noted above, Calpine’s oil and gas leases were conveyed to indirect subsidiaries, and equity ownership of those subsidiaries was conveyed to Rosetta by Calpine Gas Holdings.  Those oil and gas leases remain in subsidiaries and are not directly owned by Defendant Rosetta.  Accordingly, the undisputed facts and evidence demonstrate that none of those assets that were directly-owned by Calpine Corporation were ever received or held by Rosetta Resources Inc and, therefore, cannot be recovered from Rosetta.

Third, even if Calpine Corporation’s claim were not precluded as a matter of law because of the reality of the structure of this transaction, Rosetta is entitled to judgment as a matter of law under Bankruptcy Code Section 546(e) because Rosetta is a “financial participant” and the equity transfers made to it by Calpine Fuels and CGH constitute settlement payments protected from avoidance by that safe-harbor provision.

Concurrently with its Motion for Summary Judgment, Rosetta intends to seek disqualification of PA Consulting Group (“PA”), as Calpine’s putative expert on the alleged under-valuation of the oil and gas business its subsidiaries sold to Rosetta.  In May 2008, Calpine and PA agreed to a revised engagement agreement under which PA’s Todd Filsinger agreed to serve as Calpine’s Interim Chief Operating Officer and PA became eligible to receive a success fee.  Mr. Filsinger’s earlier appointment as Calpine’s Interim Executive Vice President, Commercial Operations ended abruptly after the Equity Committee and the United States Trustee objected to the obvious conflict of interest.  Now, in addition to Mr. Filsinger’s dual roles, the potential recovery of an additional fee affected by the outcome of a case in which it purports to render expert testimony violates Disciplinary Rule 7-109(C) of the Code of Professional Responsibility, requiring PA’s disqualification.

In addition, PA has virtually no experience valuing oil and gas exploration and production companies, yet conducted the pre-suit investigation into Calpine’s claims against Rosetta.  It based its recommendation to bring this case on superficial comments in miscellaneous documents while ignoring hard engineering data; failed to consult with petroleum engineers on technical issues; failed to interview Calpine executives remaining with the company; failed to consider critical Calpine e-mails and documents which conflicted with Rea’s rendered opinion, and assigned more than $200 million in value to prospects that Calpine never owned.  Although it has charged Calpine more than $2 million for its efforts, PA’s expert report was rife with faulty data, inappropriate methodology and untenable conclusions.

Mayer Brown LLP operates in combination with our associated English limited liability partnership.

Mayer Brown LLP

Hon. Burton R. Lifland
July 7, 2008

In compliance with the Southern District of New York’s local bankruptcy rules, Rosetta seeks the in-chambers conference pursuant to the local rules prior to filing its motion for summary judgment.  Rosetta anticipates that it will reach agreement on a briefing schedule with Calpine and will set a mutually agreeable date for a hearing on both motions.

Respectfully submitted,

By:	/s/ Charles S. Kelley

cc:	Andrew McGaan--Kirkland & Ellis, Counsel for Calpine Corp.
Thomas Moloney, Counsel for Rosetta Resources Inc.
William H. Knull, Counsel for Rosetta Resources Inc.

Mayer Brown LLP operates in combination with our associated English limited liability partnership.